Exhibit 99.1

The Mint Leasing Inc. Confidential Business Overview The Mint Leasing, Inc. (MLES.OB) www.mintleasing.com Your Freedom to Drive

Mission Statement  THE MINT LEASING BUSINESS MODEL IS FOCUSED ON FOUR CUSTOMER BENEFITS: COMPETITIVE RATES AND TERMS A BROAD SELECTION HIGH QUALITY VEHICLES A CUSTOMER-FRIENDLY PROCESS

Disclaimer Certain statements made during this presentation are forward-looking and are subject to risks and uncertainties.  The forward-looking statements made are based on our beliefs, assumptions and expectations of future performance, taking into account all information currently available to us. Actual results could differ materially from the forward-looking statements made during this presentation. Although we believe that the expectations reflected in the forward-looking statements are reasonable based on the current market conditions, we can provide no assurance that our forward-looking statements will accurately reflect actual results. When we use the words "believe," "expect," "anticipate," "plan," "will," "intend" or other similar expressions, we are identifying forward-looking statements.  The forward-looking statements made during this presentation are subject to the safe harbor of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this presentation are made as of the date hereof. We take no obligation to update or correct our own forward-looking statements or those prepared by third parties that are not paid by the Company. The Company’s complete SEC filings are available at http://www.sec.gov  and we refer you to our filings for a more detailed discussion of the risks that may have a direct bearing on our operating results, performance and financial condition

The Mint Leasing, Inc. (MLES.OB) www.mintleasing.com  The Mint Leasing, Inc. is a Nevada Corporation formed in 1999 for the purpose of providing quality, beneficial funding for dealers and affordable leasing options to the average consumer. The Company’s primary business is the leasing of automobiles and fleet vehicles primarily in Houston, Texas, but it has done so throughout the United States. While providing affordable and fair leasing alternatives to the individual consumer, The Mint Leasing true customer is the franchise dealership. As The Mint Leasing corporate headquarters are located in Houston, Texas the Dealers which they primarily serve are located in Texas. Despite this, Mint Leasing has partnerships with more than 150 dealerships within 17 states. The credit analysts at Mint Leasing credit score review every deal individually to determine authorization for them.

The Industry  Because the leasing option provides the average consumer with additional purchase options, the automobile leasing industry is rapidly expanding. The option to lease a vehicle is attractive to many consumers based upon poor credit history or lack of financial buying power. As an economic investment, the automobile leasing industry is virtually “recession proof” in a “down market”, leasing is an attractive option due to limited credit. In times of growth, the tax advantages can outweigh the purchase options for vehicles.

The Team Jerry Parish - Founder and Chief Executive Officer Paul Whitley - Chief Financial Officer Anacella Olivarez – Comptroller John Colburn - Director of Sales Jennifer Pena - Verification and Funding Manager Diana Estrada - Collection Manager

Market Summary  Marketing and Promotion Sales are principally accomplished through the Company sales force, and total employees currently number 17. The primary marketing and sales strategy exists with well established repeat customers, most of whom are automobile dealers. Strategic Partnerships Mint Leasing currently offers leasing options with all major automobile manufactures. Mint has partnerships with Texas, Arkansas, Tennessee, Alabama, Georgia, and Florida franchise dealers, in addition the Company entered into an agreement with Sonic Automotives, Inc. However, due to the economic conditions, Mint has not actively pursued dealer applications with this agreement. We will reactivate with all of our franchise dealers when the economic conditions improve.

Why the Dramatic Upsurge in Auto Leasing  Many consumers are choosing to lease vehicles due to a significant decline in their disposable incomes. During this decline, the Internal Revenue Service made substantial changes to the tax structures associated with purchasing and leasing vehicles. These changes included the elimination of many tax deductions associated with purchasing a car, and the inclusion of many tax deductions for leasing. Thus, the IRS has provided tax benefits to the lessee that are not available to an owner. These tax benefits, combined with the lack of disposable income has accounted for the majority of the increase.

Business Concept The Mint Leasing customer is the Franchise Dealer. Mint Leasing has a pre-negotiated relationship with every partnered dealer. Customer makes offer to lease car from dealership Dealership rejects Client for financing and offers Mint Leasing as alternative The leasing transaction begins when the customer chooses a vehicle, applies for financing and is initially rejected by the dealerships’ traditional in-house finance options. Upon rejection, the customer’s application is electronically referred to Mint Leasing for approval.

Key Issues  Near term Fund out current lender that failed Obtain benefit of discount for payoff Long term Place $10MM aggregating facility for future growth Place $5MM monthly TIGRcubs into the market for reloading the aggregating facility Layer a Win-Win for The Mint Leasing growth and profitability, and Provide predictable income and cash flow for the TIGRcub investors.

TIGRcub Investment  Create a bankruptcy remote Special Purpose Vehicle (SPV) with a Senior Secured ownership of the leases Each TIGRcub will have a discreet pool of loans Interest to investors of 12% per annum 72.2% of all monthly gross revenues will go to investors first in the waterfall Anticipated monthly close of $5-7MM in new TIGRcubs

Goals and Objectives  Increase revenues from current level of $1MM to previous levels of $5-$7MM monthly Increase pre-tax profits from the 2012 current level of $75,000 monthly to $700,000 monthly Maintain current Loss to Liquidation rates trending on the current portfolio below 10%, well below the industry average of 16%

Risks and Rewards  Rewards Minimum IRR to the TIGRcub investor is 9% Predictable cash flow return Fourteen years of historical return

Senior Lending Facility  The Mint Leasing is actively seeking a lending partner for a $30-50MM Line of Credit financing for aggregating loans for maturing the leases to optimize the Company’s rate of return improving the risk/reward for lenders or investors.